October 11, 2001




Mr. Stephen Bess, President
Mr. Rick Brock, Chief Financial Officer
Mr. Don Martini, Vice President of Financial Analysis
PLM Financial Services, Inc.
120 Montgomery Street, Suite 1350
San Francisco, CA 94104

Gentlemen:

Comerica Bank is pleased to offer this financing commitment for a total credit facility of $15,000,000 per the attached Summary of Terms and Conditions dated October 11, 2001.

Please be advised that this commitment letter is intended only to outline certain basic terms of the financing arrangement contemplated hereby. This letter is issued in reliance upon the accuracy and completeness of all information furnished by or for the Borrower. The terms of this letter may not be waived, supplemented or modified except as specifically agreed by the parties in writing.

This commitment letter is provided solely for your information and is delivered to you with the understanding that neither it, or its substance, shall be disclosed to any third person, except those who are in a confidential relationship to you where same is required by law.

If the foregoing is acceptable, please sign the enclosed copy of this commitment letter where indicated below and return it to Comerica Bank before October 15, 2001. We shall then proceed promptly to consummate the debt financing as described herein. Closing on the financing must occur on or before December 10, 2001 (the "Closing Date"). If not closed on or before the Closing Date, this commitment shall lapse and Comerica shall have no further obligation to provide its portion of the financing under this commitment or any other obligation.

Sincerely,

COMERICA BANK



Misako Noda                                Russell A. Colombo
Vice President                             Senior Vice President & Group Manager

ACCEPTED AND AGREED THIS 16th DAY OF OCTOBER, 2001:

PLM Financial Services, Inc.


By:   /s/ Stephen M. Bess
      President & CEO







                              TERMS AND CONDITIONS
                                OCTOBER 11, 2001


Borrower:                PLM Equipment Growth Fund VI ("Borrower")

Lenders: Comerica Bank ("Bank") and other lender(s) acceptable to Bank and Borrower

Facility:                Up to $30,000,000  Term Loan Facility (the "Term Loan")
                         of  which  Bank  will  hold  $15,000,000  subject  to a
                         reduction  in  the  Bank's   portion  of  the  existing
                         Revolver from $10,000,000 to $5,000,000 (a reduction in the total Revolver commitment from $15,000,000 to $10,000,000). The Revolver is defined as the revolver evidenced in the Warehousing Credit Agreement dated
                         April 13, 2001 between Bank as Agent and PLM  Equipment
                         Growth Fund VI, PLM Equipment Growth & Income Fund VII,
                         Professional  Lease  Management  Income Fund I, LLC and
                         AcquiSub LLC .

                         The Term Loan  amount  shall not  exceed  the lesser of
                         a)$30,000,000 or b) 40% of cash and cash equivalents plus the FMV of unencumbered Eligible Equipment. FMV to be determined by an outside appraiser satisfactory to Bank.

                         Eligible Equipment shall not include the following:

                         o Equipment off lease over 92 days.

                         o Containers and trailers subject to master lease agreements whereby utilization rates fall below 50%.

                         o Marine vessels with the exception of the marine vessel, the LION.

Advances:                Bank to fund $15,000,000 on Closing Date.

                         Upon the commitment and acceptance of participant bank(s) and increase of the Term Loan from $15,000,000 to $30,000,000, Borrower may request advances in three separate draws. The draws shall be for a minimum amount of $5,000,000.

                         Advances may be requested up to eighteen months from Closing Date ("Drawdown Period").

Maturity Date: Each advance will have a maturity of five years from date of funding



PLM Financial Services, Inc.
October 11, 2001
Page 2


Purpose:                 To refinance  existing  term debt  provided by Allstate
                         Life Insurance.

Interest Rate:           During the  Drawdown  Period,  each  advance  will bear
                         interest at the Borrower's option of: (a) a floating rate of LIBOR plus two and one half percent (2.50%), or
                         (b) Base Rate plus one half percent (0.50%).

                         At the end of the Drawdown Period or upon the commitment and acceptance of participant bank(s), Borrower may fix the interest rate at the then prevailing Cost of Funds plus two and one half percent (2.50%) for amounts of not less than Ten Million Dollars ($10,000,000).

                         The term Cost of Funds shall mean, in respect of the fixed rate of interest under this Term Loan, the Bank's funding cost in respect of such rate, as determined by the Bank in its sole and absolute discretion.

                         LIBOR advances are limited to three, six and twelve month periods in amounts of not less than Five Million Dollars ($5,000,000) each.

                         Base Rate shall mean the greater of (a) Comerica's Prime Rate as announced from time to time, or (b) Federal Funds' rate plus 0.50% per annum.

Amortization:            Each advance will fully  amortize  over five years with
                         equal principal plus interest payments due quarterly beginning with the quarter immediately following the date of advance.

Prepayment:              Any  prepayment  of any  principal  amount fixed at the
                         Cost of Funds  interest  option  whether in whole or in
                         part  and  whether  voluntarily,   by  acceleration  or
                         otherwise,   Borrower  shall  pay  to  Bank  an  amount
                         equivalent  to  the  Prepayment   Premium   calculation
                         defined below excluding any portion attributable to profit.

                         Prepayment Premium is defined as the sum of (a) the discounted net present values of the interest payments that would otherwise be payable on each principal installment under the Term Loan, or any part thereof, being prepaid or deemed to have been prepaid in accordance with the terms hereof, after reducing each such interest payment by the amount of interest that would be payable on each payment due date if such prepaid principal installment, or part thereof, were reinvested at the Reinvestment Rate therefore, plus (b) Five Hundred Dollars ($500.00).







PLM Financial Services, Inc.
October 11, 2001
Page 3


                         Reinvestment Rate for a prepaid principal installment shall mean a per annum interest rate equal to one-half percent (0.50%) above the rate reasonably determined by Bank (based on quotations from established dealers) to be in effect not more than seven (7) days prior to the prepayment date in the secondary market for U.S. Treasury Obligations of a comparable amount and with a comparable term to maturity as such prepaid principal installment.

                         For LIBOR advances, any prepayment of any principal amount whether voluntarily, by acceleration or otherwise, Borrower shall pay to the Bank the standard LIBOR breakage cost to be defined in the Credit Agreement.

Default Pricing:         Upon the occurrence and during the  continuation of any
                         Event of Default, the principal balance outstanding will at the option of the Bank bear interest at a rate per annum which is two percent (2.0%) above the interest rate otherwise applicable. This higher rate will not constitute a waiver of any Event of Default.

Commitment Fee:          0.50% upfront of the commitment amount.

Unused Fee:              0.50% per annum of the unused  portion of the available
                         Term Loan paid quarterly in arrears.

Agent Fee:               0.25% per annum on the commitment  amount for the first
                         year.

                         0.25% per annum on the outstanding balance of the Term Loan for the remaining years.

                         Agent fee will be collected upon the commitment and acceptance of a participant bank.

Deposit Relationship:    Borrower to maintain all cash and marketable securities
                         for  PLM  Growth   Fund  VI  at  Bank  or  at  Comerica
                         Securities.

Security:                First  priority  broadform  lien on all  assets  of the
                         company. Perfected first priority lien on the McDonnell
                         Douglas  MD80 and  assignment  of lease  with  American
                         Airlines.

Representations
&-Warranties:            Customary for transactions of this type including,  but
                         not limited to, accuracy of financial statements; no material adverse change in financial condition; no material variance from financial statements previously provided to Bank; no change in corporate existence;
                         compliance  with law;  corporate  power and  authority;
                         enforceability of credit documentation; no material litigation; no default; no delinquent taxes; and no conflict with law or contractual obligations.

Mandatory-Repayment:     Mandatory  repayments  are  subject  to any  prepayment
                         premium. Mandatory repayments under the Term Loan from:



PLM Financial Services, Inc.
October 11, 2001
Page 4


                         o 100%  of the  net  proceeds  of  Extraordinary  Asset
                           Disposition (Extraordinary Asset Disposition shall mean any sale, transfer or other disposition of substantially all of the assets by the Borrower, in a single transaction or a related series of transactions) except if the proceeds of such Disposition are reinvested in the purchase of transportation equipment as in the ordinary course of business so long as no Event of Default exists. If an Event of Default exists, the proceeds shall be applied first to interest and principal on the Term Loan prior to making or declaring any partner distributions;

                         o A reduction  in the FMV of Eligible  Equipment  which
                           may cause a breach of the Asset Coverage covenant requirement (defined in the Affirmative Covenant section). Mandatory prepayment to be in an amount sufficient to return to compliance.

                         o New  term  debt  and/or  sale of  Borrower.  Bank may
                           elect, in its sole discretion, to continue to make the Facility available to a potential acquirer of Borrower.

Affirmative Covenants:   Periodic financial reporting including, but not limited
                         to, the following:

                         o Certified  annual  audited   consolidated   financial
                           statement of Borrower and PLM International, Inc. due within ninety (90) days of fiscal year end.

                         o Quarterly  financial statement of Borrower due within
                           forty-five (45) days of quarter-end.

                         o Quarterly    compliance    certificate   due   within
                           forty-five (45) days of quarter-end.

                         o Annual  equipment  appraisal report to be prepared by
                           Marshall & Stevens or an appraiser acceptable to Bank.

                         o Monthly   Master  Lease   Schedule  and  evidence  of
                           compliance with the Asset Coverage covenant due within twenty (20) days of month-end. The Master Lease Schedule shall list the equipment, lessees and the FMV of the equipment determined in good faith by the General Partner. The FMV of the equipment shall be updated on a quarterly basis.

                         Financial covenants will include, but not be limited to:

                         o Minimum Asset Coverage as follows:

                           o 2.50x measured monthly from date of closing through
                             the reporting period ended December 31, 2002.

                           o 2.75x measured monthly from January 1, 2003 through
                             the reporting period ended December 31, 2003.

PLM Financial Services, Inc.
October 11, 2001
Page 5

                           o 3.00x measured  monthly from January 1, 2004 to the
                             final maturity of the Term Loan.

                           Asset Coverage is defined as:

                            Cash + Cash  Equivalents  + FMV of  Eligible
                            Equipment
                            --------------------------------------------
                                         Total Funded Debt

                           Total Funded Debt to include the outstanding balance on the Term Loan plus the Borrower's balance on the Revolver outstanding for over ninety (90) days. Borrowings against the revolver less than ninety (90) days will be excluded from the calculation. The Revolver is defined as the revolver evidenced in the Warehousing Credit Agreement dated April 13, 2001 between Bank as Agent and PLM Equipment Growth Fund VI, PLM Equipment Growth & Income Fund VII, Professional Lease Management Income Fund I, LLC and Acquisub LLC (the "Warehousing Credit Agreement").

                         o Minimum   Operating   Cash  Flow  Coverage  of  1.25x
                           measured quarterly on a rolling four quarters basis defined as:

                            EBIDA+/- gains/losses on sale of equipment
                            ------------------------------------------
                            Principal on Term Loan due during the next four quarters
                            + Interest Expense + 25% of Revolver balance

                           The 25% of Revolver balance shall exclude balances less than 90 days outstanding.

                         o Minimum  Total Cash Flow  Coverage of 1.00x  measured
                           quarterly on a rolling four quarters basis defined as:

                            EBIDA +/- gains/losses on sale of equip + Net
                            Cash from Disposition of Equip - cash distributions
                            ---------------------------------------------------
                            Principal on Term Loan paid during the previous four quarters + Interest Expense + 25% of
                            Revolver balance

                           Net Cash from Disposition of Equipment is defined as the cash balance at the beginning of the period measured plus cash proceeds from the disposition of equipment less cash used to acquire equipment plus related expenses.

                           The 25% of Revolver balance shall exclude balances less than 90 days outstanding.

                         o Maximum  total  liabilities  to net  worth  of  1.50x
                           measured quarterly.




PLM Financial Services, Inc.
October 11, 2001
Page 6


Negative Covenants:      Without  prior written  consent by Bank,  Borrower will
                         not:

                         o Create,  assume or incur  other  indebtedness  except
                           non-recourse debt to Unconsolidated Special Purpose Entities wherein the equity investments do not exceed $6,000,000. The FMV of the equipment owned by such entities will be excluded from the Asset Coverage Test.

                         o Create,   assume  or  incur  any  mortgage,   pledge,
                           security interest, encumbrance or lien of any kind whether now owned or hereafter acquired or assigned on any assets of the Borrower with the exception of specific equipment securing the Revolver.

                         o Make any payment to the General Partner on account of
                           management fees in excess of the amount provided for in the Partnership Agreement and management agreement as such agreements are in effect on the Closing Date.

                         o Make or  declare  any  distributions  if an  Event of
                           Default shall have occurred and be continuing.

Other Conditions:        For Borrower, additional terms and conditions customary
                         for facilities of this type including, but not limited to, the following:

                         o PLM  Financial  Services,  Inc.  and  PLM  Investment
                           Management, Inc. agree to remain as General Partner and Equipment Manager respectively and maintain its 5% ownership interest in Borrower. The resignation of PLM Financial Services, Inc. as General Partner or PLM Investment Management, Inc. as Equipment Manager or a reduction in its current 5% ownership would constitute an event of default.

                         o Distributions  to General  Partner to be subordinated
                           to Bank in the event of default. Fees and expenses authorized in the management agreement between Borrower and General Partner to be permitted.

                         o Limitations on mergers, consolidations, acquisitions,
                           asset sales and dispositions (other than the normal course of business) to include Bank's standard change of control provisions.

                         o Covenants regarding compliance with laws, maintenance
                           of corporate existence, payment of taxes, operating compliance, lines of business, ERISA and notification of any material adverse change.

Event of Default:        Customary   events  of  default  to  include,   without
                         limitation,  payment and covenant defaults,  untruth of
                         representations and warranties,  defaults in other loan
                         documents,  termination  of or defaults by the Borrower
                         under  certain  material  agreements,   bankruptcy  and
                         insolvency,   judgements,  a  cross  default  to  other
                         indebtedness  and  change  in  control  defaults.   PLM
                         Financial Services, Inc. October 11, 2001 Page 7


Expenses:                All  expenses  of Bank for  legal  fees,  documentation
                         fees, UCC searches and filing fees, and all other costs
                         incurred by Bank in connection  with  documentation  of
                         the  Facility  to be paid by  Borrower.  The good faith
                         deposit  will  not  cover  the  cost  of the  equipment
                         appraisal  and  legal  expenses  which  will  be  borne
                         directly   by  the   Borrower.   At   funding   of  the
                         transaction, the good faith deposit will be applied to the Commitment Fee, less our out-of-pocket costs and expenses.

Governing Law:           California

Conditions Precedent
To-Close:                Customary for transactions of this type including,  but
                         not limited to:

                         o No material  adverse  change in  financial  condition
                           since the June 30, 2001 financial statement provided to Bank, as determined by Bank at its sole discretion.

                         o Final  approval of the  equitable  settlement  by the
                           courts.

                         o Satisfactory   equipment   appraisal   report  to  be
                           prepared by Marshall & Stevens or an appraiser acceptable to Bank.

                         o Satisfactory audit of the Borrower's leases, accounts
                           receivable, accounts payable, books and records.

                         o Completion  of  documentation  and final terms of the
                           proposed financing satisfactory to Bank and participant bank(s). This loan commitment will be subject to, among other documents, a Credit Agreement to be agreed to by Borrower, Bank and participant bank(s).

Confidentiality:         This commitment is provided solely for your information
                         and is delivered to you with the understanding that neither it, nor its substance, shall be disclosed to any third person, except those who are in confidential relationship to you, or where the same is required by law.